Exhibit (a)(1)(M)

NANOMETRICS INCORPORATED

2000 EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES

Unless otherwise defined herein, the terms defined in the Nanometrics Incorporated 2000 Employee Stock Option Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement – Non-U.S. Employees (the “Option Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:	____________________________
Address:	____________________________
____________________________

In exchange for stock options that were previously granted pursuant to the Plan and cancelled pursuant to your election to participate in the Company’s Option Exchange Program, you have been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant	__________________
Vesting Commencement Date	__________________
Exercise Price per Share	$__________________
Total Number of Shares Granted	__________________
Total Exercise Price	$__________________
Type of Option:	Nonstatutory Stock Option
Term/Expiration Date:	__________________

Vesting Schedule:

Subject to accelerated vesting as set forth below, this Option shall vest and may be exercised, in whole or in part, in accordance with the following schedule:

One-third (1/3) of the Option shall vest upon the Date of Grant (as specified above) and the remaining two-thirds (2/3) of the Option shall vest pro-rata on a monthly basis beginning on the 13-month anniversary of the Date of Grant, subject to Optionee continuing to be an Employee on such dates.

Termination Period:

This Option may be exercised for three months (3) months after Optionee ceases to be an Employee. Upon the death or Disability of Optionee, this Option may be exercised for twelve months (12) after Optionee ceases to be an Employee. In no event shall this Option be exercised later than the Term/Expiration Date as provided above. Notwithstanding anything to the contrary in the Plan or the Option Agreement, and for purposes of clarity, Optionee’s termination of employment for all aspects of this Option (including, but not limited to, vesting and exercise purposes) shall be effective from the date Optionee’s active employment ends and shall not be extended by any statutory or common law notice of termination period.

II.	AGREEMENT

1. Grant of Option. The Plan Administrator of the Company hereby grants to the person named in the Notice of Grant attached as Part I of this Stock Option Agreement (the “Optionee”) a nonstatutory stock option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which are incorporated herein by reference. Subject to Section 16(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

2. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option is exercisable: (i) by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan and Applicable Laws; or (ii) in such other manner and pursuant to such other procedures as the Administrator may establish from time to time. The Exercise Notice shall be completed by Optionee and delivered to Chief Financial Officer of the Company (or such other person as may be designated by the Administrator). The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. This Option shall be deemed to be exercised upon: (i) receipt by the Company of such fully executed Exercise Notice, accompanied by such aggregate Exercise Price and any applicable tax withholding; or (ii) upon completion of such other manner and procedures as the Administrator may establish from time to time.

No Shares shall be issued pursuant to the exercise of this Option unless and until such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Optionee on the date the Option is exercised with respect to such Exercised Shares.

3. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:

(a) cash;

(b) check;

(c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(d) surrender of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

4. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

5. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

6. Withholding of Taxes. Prior to the Company’s delivery of Shares upon exercise of the Option, Optionee shall make arrangements satisfactory to the Company for the payment of all income taxes, social insurance contributions and any other amounts payable to a governmental and/or regulatory body in Optionee’s country of residence (and country of employment, if different) required to be withheld under the applicable laws or other regulations (“Taxes”), as determined by the Company in its sole discretion. For purposes of the foregoing, the withholding obligations for Taxes may be satisfied, in the sole discretion of the Company, through one or a combination of the following methods:

(a) withholding from any wages or cash compensation due to Optionee; or

(b) withholding a sufficient number of whole Shares otherwise issuable to Optionee upon exercise of the Option having an aggregate Fair Market Value equal to the amount of Taxes.

Notwithstanding anything to the contrary in this Option Agreement, the Company reserves the right to modify the methods applicable to the withholding of Taxes or mandate the use of a particular method of withholding that it deems acceptable and as may be permitted in accordance with local law. The Company’s obligation to issue or credit Shares to Optionee is contingent upon the satisfaction of the withholding obligations with respect to Taxes.

7. Death of Optionee. If an Optionee dies while an Employee, the Option may be exercised by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution.

8. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares.

9. Severability. In the event that any provision of this Option Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Option Agreement will continue in full force and effect.

10. Administrator Authority. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Optionee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Option Agreement.

11. Additional Conditions to Issuance of Stock. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

12. Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company, in care of its Secretary, at 1550 Buckeye Drive, Milpitas, CA 95035 USA, or at such other address as the Company may hereafter designate in writing.

13. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

14. NO GUARANTEE OF CONTINUED SERVICE. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE AT THE WILL OF THE COMPANY (OR A SUBSIDIARY OF THE COMPANY) AND NOT THROUGH

THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

15. Compliance with Laws. As a condition to the grant of this Option, Optionee agrees to repatriate all amounts attributable to the Option in accordance with local foreign exchange rules and regulations in Optionee’s country of residence (and country of employment, if different). In addition, Optionee also agrees to take any and all actions, and consents to any and all actions taken by the Company and its local subsidiaries, as may be required to allow the Company and its local subsidiaries to comply with local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different). Finally, Optionee agrees to take any and all actions as may be required to comply with Optionee’s personal legal and tax obligations under local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different).

16. Compliance with Age Discrimination Rules. Notwithstanding anything to the contrary in this Option Agreement or the Plan, if Optionee is a local national of and/or employed in a country that is a member of the European Union, the grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Option is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

17. Discretionary Nature of Plan; No Vested Rights. Optionee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive an Option or other award or benefits in lieu of an Option in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of shares of Common Stock subject to an award, the vesting provisions, and the exercise price.

18. Termination Indemnities. The value of the Option is an extraordinary item of compensation outside the scope of Optionee’s employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which Optionee may be otherwise entitled.

19. Private Placement. The grant of the Option is not intended to be a public offering of securities in Optionee’s country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities. No employee of the Company or any of the Company’s subsidiaries is permitted to advise Optionee on whether Optionee should acquire, hold and/or sell shares of the Company’s Common Stock under the Plan. The acquisition and/or disposition of shares of the Company’s Common Stock involves a degree of risk, and Optionee should carefully consider all risk factors relevant to his or her personal situation. In addition, Optionee should carefully review all of the materials related to the Option and the Plan, and should consult with Optionee’s personal advisor for professional investment advice.

20. Consent to Collection, Processing and Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies Optionee of the following in relation to Optionee’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Option and Optionee’s participation in the Plan. The collection, processing and transfer of Optionee’s personal data is necessary for the Company’s administration of the Plan and Optionee’s participation in the Plan. Optionee’s denial and/or objection to the collection, processing and transfer of personal data may affect Optionee’s participation in the Plan. As such, Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph.

The Company and Optionee’s employer hold certain personal information about Optionee, including name, home address and telephone number, date of birth, social insurance number or other equivalent employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Optionee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Optionee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Optionee’s participation in the Plan.

The Company and Optionee’s employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and the Company and Optionee’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Optionee hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on Optionee’s behalf to a broker or other third party with whom Optionee may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

Optionee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Optionee’s participation in the Plan. Optionee may seek to exercise these rights by contacting Optionee’s local HR manager or the Company’s Human Resources Department.

*    *    *    *    *

By Optionee’s signature and the signature of the Company’s representative below, Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	NANOMETRICS INCORPORATED

Signature	By

Print Name	Title

Residence Address

EXHIBIT A

NANOMETRICS INCORPORATED

2000 EMPLOYEE STOCK OPTION PLAN

EXERCISE NOTICE

NANOMETRICS INCORPORATED

1550 Buckeye Drive

Milpitas CA 95035

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Nanometrics Incorporated (the “Company”) under and pursuant to the Nanometrics Incorporated 2000 Employee Stock Option Plan (the “Plan”) and the Stock Option Agreement dated, _________, ___ (the “Option Agreement”). The purchase price for the Shares shall be $            , as required by the Option Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 12 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:	Accepted by:

PURCHASER	NANOMETRICS
INCORPORATED

Signature	By

Print Name	Title

Date Received

Address:	Address: 1550 Buckeye Drive
Milpitas, CA 95035

NANOMETRICS INCORPORATED

2000 EMPLOYEE STOCK OPTION PLAN

ADDENDUM TO

STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES

FRANCE

In addition to the terms of the Nanometrics Incorporated 2000 Employee Stock Option Plan (the “Plan”) and the Stock Option Agreement – Non-U.S. Employees (the “Option Agreement”), the Option is subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Agreement. To the extent Optionee relocates to another country, the additional terms and conditions as set forth in the addendum for such country (if applicable) shall also apply to the Option to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Option and the Plan.

1. Use of English Language. Optionee acknowledges and agrees that it is Optionee’s express wish that the Option Agreement, this Addendum, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Utilisation de l’anglais: le Bénéficiaire de l’option reconnaît et accepte avoir expressément souhaiter la rédaction en anglais du Contrat d’Option, de cet Addendum, ainsi que tous les documents exécutés, avis donnés et procédures judiciaires intentées y relatifs, directement ou indirectement.

NANOMETRICS INCORPORATED

2000 EMPLOYEE STOCK OPTION PLAN

ADDENDUM TO

STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES

UNITED KINGDOM

In addition to the terms of the Nanometrics Incorporated 2000 Employee Stock Option Plan (the “Plan”) and the Stock Option Agreement – Non-U.S. Employees (the “Option Agreement”), the Option is subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Agreement. To the extent Optionee relocates to another country, the additional terms and conditions as set forth in the addendum for such country (if applicable) shall also apply to the Option to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Option and the Plan.

1. Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 6 of the Option Agreement:

Regardless of any action the Company or the Company’s local subsidiary in the United Kingdom that employs Optionee (the “Employer”) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance Contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or exercise of any Option and the acquisition of Shares, or the release or assignment of any Option for consideration, or the receipt of any other benefit in connection with the Option (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant or exercise of the Option and the acquisition of Shares, the subsequent sale of any Shares acquired upon exercise and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

As a condition of the issuance of Shares upon exercise of the Option, the Company and/or the Employer shall be entitled to withhold and Optionee agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items.

In this regard, Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from any wages or other cash compensation paid to Optionee by the Company and/or the Employer. Alternatively, or

in addition, if permissible under local law, Optionee authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Optionee by one or a combination of the following: (a) withholding otherwise deliverable Shares; (b) arranging for the sale of Shares otherwise deliverable to Optionee (on Optionee’s behalf and at Optionee’s direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, Optionee is deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Optionee has relocated to a country other than the country in which Optionee was residing at the Date of Grant, Optionee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one country.

Optionee also agrees that the Company and its subsidiaries may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Optionee may have to recover any overpayment from the relevant tax authorities.

Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), Optionee agrees that the amount of any uncollected Tax-Related Items shall (assuming Optionee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Optionee to the Employer, effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Shares acquired under the Plan.

2. Employer’s Liability for National Insurance Contributions. As a condition to the grant of this Option, Optionee acknowledges and agrees that Optionee shall be liable for paying the Employer’s portion of any primary and secondary Class 1 National Insurance Contributions attributable to the Option, and hereby agrees to execute a joint form of election for purposes of the foregoing in such form and in such manner as the Company and HM Revenue & Customs deems necessary and appropriate.